Exhibit 4.74

Execution Version

Notice of Assignment in relation to Enterprise

To:	For the attention of Pierce Asset Manager
Enterprise Oil Ltd
8 York Road
London SE1 7NA

BERGE HUGIN FIELD CONTRACT

We refer to:

(a)                        contract no.97.22.02 dated 9 September 1997 for the Provision of Production, Storage, Offtake and Transportation Services for the Pierce Field and made between Enterprise Oil Limited (formerly Enterprise Oil plc) (“Enterprise”) as agent for and on behalf of the Pierce Field co-venturers and Den Norske Oljeselskap A.S. (“Den Norske”) as novated in favour of Pierce Production Company Limited (“PPC”) pursuant to an agreement dated 8 September 1998 made between Enterprise, Den Norske and PPC (“Berge Hugin Field Contract”) in relation to the vessel m.v. “HAEWENE BRIM”, registered in The Netherlands Antilles at the Port of Willemstad, Curaçao (as amended and supplemented from time to time prior to the date hereof or after the date hereof); and

(b)                       the notice of assignment, dated 28 January, 2002, issued to you by us (the “Notice”).

We hereby give you notice:

1                                that, by a Deed of Release, Discharge, Reassignment and Termination dated 29 June, 2006, the Assignees (as defined in the Notice) reassigned the rights, title, interest and benefit assigned to the Assignees and described in the Notice;

2                                that, by a general assignment (the “Assignment”) dated 29 June, 2006 made between (inter alios) PPC, on the one hand, and ING Bank N.V. (in its capacity as security trustee) (the “Assignee”), on the other hand, we have assigned to the Assignee all of our rights, title, interest, and benefit (present and future, actual and contingent) in, to, under and pursuant to the Berge Hugin Field Contract including (but without prejudice to the generality of the foregoing) our rights to receive monies and make claims for damages under and pursuant to the Berge Hugin Field Contract;

3                                that, unless and until you receive notification from the Assignee or ING Bank N.V. as contemplated by paragraph 5 below, you are irrevocably authorised and instructed to pay all Operating Costs (as defined in Exhibit H to the Berge Hugin Field Contract) to such account as we may from time to time direct;

4                                that, unless and until you receive notification from the Assignee or ING Bank N.V. as contemplated by paragraph 5 below, you are irrevocably authorised and instructed to pay all other amounts payable to us under and pursuant to the Berge Hugin Field Contract to account name “PPC Assigned Account”, account number 02.00.47.266, with ING Bank N.V., acting through its Amsterdam head office, or to such other account as ING Bank N.V., acting for these purposes as the agent of the Assignee, may from time to time direct;

5                                that, at all times after the Assignee or ING Bank N.V., acting for these purposes as the agent of the Assignee, notifies you in writing that the Assignment has become enforceable, you are irrevocably authorised and instructed to pay all amounts payable to us under and pursuant to the Berge Hugin Field Contract (including all amounts referred to in paragraphs 3 and 4 above) to account name “PPC Assigned Account”, account number 02.00.47.266, with ING Bank N.V., acting through its Amsterdam head office, or to such other account as ING Bank N.V., acting for these purposes as the agent of the Assignee, may from time to time direct; and

6                                that each amount paid by you in accordance with paragraph 3, 4 or 5 above shall discharge, by a corresponding amount, your payment obligations under the Berge Hugin Field Contract.

Please acknowledge receipt of this notice by signing the acknowledgement endorsed on the enclosed duplicate of this notice and returning that duplicate direct to the Assignees at the address shown, with a copy to us.

For and on behalf of
PIERCE PRODUCTION COMPANY  LIMITED
by its duly authorised attorney-in-fact

/s/ [ILLEGIBLE]

Dated 29 June 2006

Confirmed and agreed
ING Bank N.V.
by its duly authorised attorney-in-fact

/s/ [ILLEGIBLE]

Dated 29 June 2006

To:	ING Bank N.V.

Copy:	Pierce Production Company Limited

We acknowledge receipt of the notice set out above and consent to the reassignment and assignment referred to therein.

For and on behalf of
Enterprise Oil Ltd
by its duly authorised officer

/s/ [ILLEGIBLE]

Dated 24 July 2006